Cellegy Announces Licensing Agreement with CONRAD
And Other Events

Huntingdon Valley, PA - February 1, 2006 - Cellegy Pharmaceuticals, Inc. (OTC BB: CLGY.OB) announced today that the company has entered into a non-exclusive, developing world licensing agreement with the Contraceptive Research and Development Organization (CONRAD), in Arlington, Virginia, for collaboration on the development of Cellegy’s entire microbicide pipeline. The agreement encompasses the licensing of Savvy (1.0% C31G vaginal gel) currently in Phase 3 clinical trials in the United States and Africa; UC-781, currently in expanded Phase 1 trials in the United States and Thailand; and Cyanovirin-N, currently in pre-clinical development.

The license agreement marks the formal culmination of a long-term relationship between Cellegy’s subsidiary Biosyn, and CONRAD. For several years the two organizations have collaborated on research and development activities related to Biosyn’s microbicide pipeline, specifically regarding clinical trials on Savvy, clinical trials on UC-781, and funding of other development activities. In addition, CONRAD is a collaborating agency of the United States Agency for International Development (USAID), the primary funder of Savvy Phase 3 HIV prevention trials.

“This is a strong, exciting collaboration for us,” said Richard C. Williams, Chairman and Interim CEO of Cellegy. “CONRAD has been a tremendous partner for us over the past several years, and by entering into this agreement we are strengthening our ties with an organization that shares our goal of making these life-saving drugs available to the widest possible audience.” Anne-Marie Corner, Senior Vice President for Women’s Health, added, “Having worked with the people at CONRAD for much of my time in the microbicide field, I can’t think of a better partner for us to collaborate with on the continued development of this portfolio of drugs. Additionally, given both our ties to USAID, we are now all strongly positioned to work collectively toward an approval for this vital drug.”

Related to this agreement, Cellegy announced that Anne-Marie Corner will step down from her role as Senior Vice President for Women’s Health, overseeing the microbicide portfolio. She will however continue as an advisor to Cellegy to complete a smooth transition of her responsibilities. “This past year has been one of excitement and challenge for me and the Biosyn organization. With this license agreement I feel I have accomplished a major objective for Cellegy. I’ve enjoyed working with Dick and the Cellegy team, and I look forward to continuing my relationship with Cellegy in a transitional capacity over the next few months.” “I appreciate the efforts of Anne-Marie Corner with the CONRAD licensing agreement and with the transition and delegation of her responsibilities to other key individuals in the organization, which will enable us to carry forward her fine work over the last 16 years,” said Dick Williams.

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About Cellegy
Cellegy Pharmaceuticals is a specialty biopharmaceutical company that develops and commercializes prescription drugs for the treatment of women’s health care conditions, including sexual dysfunction, HIV prevention; and, gastrointestinal disorders.

CellegesicTM (nitroglycerin ointment), branded Rectogesic® outside the United States, is approved and is being marketed in the United Kingdom by ProStrakan, for the treatment of pain associated with chronic anal fissures. A similar formulation of Rectogesic is currently being sold in Australia, New Zealand, Singapore and South Korea.

FortigelTM (testosterone gel), branded Tostrex® outside the United States, is marketed in Sweden for the treatment of male hypogonadism also by ProStrakan. Approvals of Rectogesic and Tostrex by the other member states of the European Union are being sought through the Mutual Recognition Procedure.

Forward Looking Statements
This press release contains forward-looking statements. Investors are cautioned that these forward-looking statements are subject to numerous risks and uncertainties, known and unknown, which could cause actual results and developments to differ materially from those expressed or implied in such statements. Such risks and uncertainties relate to, among other factors: completion, timing and outcome of clinical trials, including primarily the Savvy prevention and contraceptive Phase 3 studies; the timing and outcome of the FDA Advisory Committee that will review the Cellegesic NDA and the timing and outcome of FDA action following that review; and the need and ability to complete corporate partnerships and additional financings. For more information regarding risk factors, refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 and other filings with the Securities and Exchange Commission.

Cellegy Pharmaceuticals, Inc.:
Richard C. Williams
Chairman and Interim CEO
(650) 616-2200

Anne-Marie Corner Senior Vice President, Women’s Preventive Health (215) 914-0900 Ext. 601 www.cellegy.com	Robert J. Caso Vice President, Finance & CFO (215) 914-0900 Ext. 603

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